EXHIBIT (a)(11)

FORM OF WRITTEN INSTRUMENT AMENDING THE

AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF PACIFIC SELECT FUND

RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999 and amended on April 28, 2000, August 14, 2000, August 25, 2000, December 27, 2000, October 8, 2001, October 10, 2001 and November 28, 2001, April 30, 2002 and September 8, 2003 (“Declaration of Trust”), hereby amend the Declaration of Trust to: (1) close down the Telecommunications Portfolio and merge its assets into the Technology Portfolio; (2) close down the Global Growth Portfolio and merge its assets into the International Large-Cap Portfolio; and (3) close down the Research Portfolio and merge its assets into the Diversified Research Portfolio.

IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the        day of                  2003.

Thomas C. Sutton Trustee	Lucie H. Moore Trustee

Richard L. Nelson Trustee	Alan Richards Trustee

Lyman W. Porter Trustee

PRESIDENT’S CERTIFICATE

The undersigned, being the duly appointed, qualified and active President of Pacific Select Fund (the “Trust”), hereby certifies that Section 6.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated October 28, 1999 and amended on April 28, 2000, August 14, 2000, August 25, 2000, December 27, 2000, October 8, 2001, October 10, 2001, November 28, 2001, April 30, 2002 and September 8, 2003 (the “Declaration of Trust”) has been duly amended in accordance with the provisions of Section 11.4 of the Declaration of Trust.

Date:	By:

Glenn S. Schafer President